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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                 Information Holdings Inc. Subsidiary Completes
                         Tender Offer for Liquent, Inc.

     Stamford, CT, December 20, 2001 - Fluid Acquisition Corp., a wholly owned subsidiary of Information Holdings Inc. (NYSE: IHI), announced today that it has accepted for payment approximately 16,839,161 shares of common stock (including approximately 5,942,981 shares tendered by means of guaranteed delivery) of Liquent, Inc. (Nasdaq: LQNT) at a purchase price of $2.27 per share, net to the seller in cash, in accordance with its tender offer for all outstanding shares of Liquent. As of the expiration of the tender offer at 12:00 midnight, New York City time, on Wednesday, December 19, 2001, the Liquent shares validly tendered and accepted for purchase constituted approximately 92% of the total outstanding shares of Liquent.

     Information Holdings Inc. intends to merge Fluid Acquisition Corp. with and into Liquent in accordance with the merger provisions of Delaware General Corporation Law. As a result of the merger, Liquent will become a wholly owned subsidiary of IHI and each remaining outstanding share of Liquent will be converted, subject to appraisal rights, into the right to receive $2.27 in cash, without interest.

     The statements in this press release, which are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties that could render them materially different. Forward-looking statements are typically statements that are preceded by, followed by or include the words "believes," "plans," "intends," "will," "expects," "anticipates," or similar expressions. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. These forward-looking statements involve risks and uncertainties that could render them materially different. More information about factors that could potentially affect IHI's financial results is included in IHI's filings with the SEC, including its quarterly report on Form 10-Q for the quarter ended September 30, 2001, and its Annual Report on Form 10-K for the year ended December 31, 2001. The forward-looking information in this release reflects management's judgment only on the date of this press release. IHI undertakes no responsibility to publicly update the forward-looking statements contained in this press release.

For more information, contact:
Vincent A. Chippari
203-961-9208
vchippari@informationholdings.com